Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 14, 2012 on the financial statements of Soupman, Inc. as of August 31, 2012 and 2011, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, included herein in the registration statement of Soupman, Inc. on Form S-8 (File No. 333172060), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
October 25, 2013

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bennanwas.corn • infoebermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certifted Public Accountants
Member Florida Institute of Certified Public Accountants